PRINCIPAL  FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
 LARGECAP BLEND FUND I AND
 MIDCAP VALUE FUND I

AGREEMENT effective as of the 1st  day of July, 2009, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and Goldman Sachs Asset Management, L.P. New York limited partnership organized under the laws of the State of New York
(hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services with respect to assets allocated by the Manager for management by the Sub-Advisor (the "Managed
Assets") for a portion of the portfolio of the  LargeCap Blend Fund I of the Fund and for the portfolio of the  MidCap Value Fund I of the Fund
(each hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor, provided that with respect to procedures governing transactions involving affiliates (such as those adopted pursuant to 1940 Act Rules 17a-7, 17e-1 and 10f-3), the Manager will identify any affiliate of the Manager, the Fund and the Series, and provided further that the Sub-Advisor shall not bear any responsibility and shall be released from any obligation or cost which results from entering into a trade with any affiliated entity not specifically identified to the Sub-Advisor by the Manager, unless the entity is affiliated with the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
Section 2 below for investment and reinvestment of the Managed Assets which Sub-Advisor shall manage in its discretion for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Managed Assets.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the
Fund consistent with the Series' investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the
Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws, the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services obligations provided to the Series, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment policies and restrictions as stated
in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the
Manager and provided in accordance with Section 9(d) of this Agreement.
The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the Managed Assets.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request from the Manager, provide consultation for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series (excluding brokerage expenses and pricing and bookkeeping services).

(i) Open accounts with broker-dealers and futures commission merchants
("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers
(including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best efforts to obtain best execution of transactions for the Series.
 The Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-
Advisor provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to the Managed
Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisor's Act of 1940 (the "Investment Advisor's Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act copies of any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-
Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager acknowledges receipt of a copy of
Sub-Advisor's current Code of Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the
Fund may reasonably request.  The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the
Fund's principal place of business on due notice to review the investments of the Series.

(m) Provide such information as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as
amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise Manager of any changes in Sub-Advisor's general partners within a reasonable time after any such change.  Manager acknowledges receipt of Part II of the Sub-
Advisor's Form ADV more than 48 hours prior to the execution of this
Agreement.

(n) Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series.  The
Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives.  The Manager understands that the Sub-Advisor establishes from time to time guidelines for the voting of proxies and may employ the services of a proxy voting service to exercise proxies in accordance with the Advisor's guidelines.

3. Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment sub-advisory services to the Fund or an investment company registered under the 1940 Act that is under common control with the Fund regarding transactions for the Fund in the securities or other assets allocated to the Sub-Advisor pursuant to this Agreement.

4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.  All rights of compensation under the Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund or its
Shareholders resulting from any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performances of its duties, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-
dealer selected by the Sub-Advisor), or affiliates.

6. Indemnification

The Sub-Advisor also shall have no liability for any act or omission taken in respect of the non-GSAM portion of the Fund and the Series and the Manager agree to indemnify and hold harmless the Sub-Advisor and its officers, directors, agents and employees from any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred by the Sub-Advisor that (I) were caused by any action or omission relating to the non-GSAM portion of the Fund; (ii) may be based upon any willful misfeasance, bad faith or gross negligence by the
Manager (other than Sub-Advisor or its employees); or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering shares of the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, unless such statement or omission was made in reliance upon written information furnished to the Fund or the Manager or any affiliated person of the Manager by the Sub-Advisor which itself is materially misleading.

7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

8. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the
Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund
cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect, thereafter from year to year provided that the continuance is specifically approved at least annually either by the
Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the
Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the
1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the
Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section
2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10. Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this
Agreement shall not be affected thereby.

11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. The captions in this
Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the
Manager for this purpose shall be Principal Financial Group, Des Moines,
Iowa 50392-0200, and the address of the Sub-Advisor shall be 32 Old Slip,
New York, NY  10005.

(c) Custody, Delivery and Receipt of Securities.  The Manager shall designate one or more custodians to hold the Managed Assets.  The custodians, as so designated, will be responsible for the custody, receipt and delivery of securities and other assets of the Series including the Managed Assets, and the Sub-Advisor shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Series including the Managed Assets.  In the event that any cash or securities of a Fund are delivered to the Sub-Advisor, it will promptly deliver the same over to the custodian for the benefit of and in the name of the Series.
Unless otherwise required by local custom, all securities transactions for the Managed Assets will be consummated by payment to or delivery by a
Fund of cash or securities due to or from the Managed Assets.

Repurchase agreements, including tri-party repurchase agreements and other trading agreements, may be entered into by a Fund acting through designated officers or agents; custodians under tri-party repurchase agreements will act as sub-custodians of the Fund.

(d) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(e) The Manager shall provide (or cause the Series custodian to provide)
timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, any applicable investment restrictions imposed by state insurance laws and regulations, reports covering the classification of securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817, and all
other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(f) Neither the Manager, Principal Mutual Life Insurance Company, nor
the Fund will publish or distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of investment advisory services by the Sub-
Advisor pursuant to this Agreement, or use in advertising, publicity or otherwise the name of the Sub-Advisor or any of its affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Sub-Advisor or its affiliates without the prior written consent of the Sub-Advisor.  This provision includes any written, electronic or video type of material intended for clients or brokers.  Notwithstanding the foregoing, the
Manager may distribute information regarding the provision of investment advisory services by the Sub-Advisor to the Fund's board of Directors
("Board Materials") without the prior written consent of the Sub-Advisor.

(g) The Manager shall perform quarterly and annual tax compliance tests to ensure that the Series is in compliance with Subchapter M of the
Internal Revenue Code ("IRC") and Section 817(h) of the IRC.  In
connection with such compliance tests, the Manager shall prepare and provide reports to the Sub-Advisor within 10 business days of a calendar quarter end relating to the diversification of the Series under
Subchapter M and Section 817(h).  The Sub-Advisor shall review such reports for purposes of determining compliance with such diversification requirements.  If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Series back into compliance within the time permitted under the IRC, provided that any such non-compliance was caused by Sub-Advisor in respect of the Managed
Assets.

(h) This Agreement contains the entire understanding and agreement of the parties.

13. Other Expenses.

The Manager shall pay all expenses relating to mailing prospectuses, statements of additional information, proxy solicitation material and shareholder reports to shareholders.

14. Confidential Information.

Sub-Advisor shall not identify the Manager or the Fund as a client, or disclose any information about the Manager or the Fund to any third party except as may be required by law, regulatory proceeding or as may be expressly permitted by the Manager.

It is understood that the name "Goldman, Sachs & Co." or "Goldman Sachs"
or any derivative thereof, any tradename, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Sub-Advisor and that the Manager has the right to use such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Sub-Advisor and for so long as the Sub-Advisor is Sub-
Advisor to the Series and the Fund.  Upon termination of this Agreement between the Fund, the Manager and the Sub-Advisor, the Fund and the
Manager shall forthwith cease to use such name (or derivative or logo).

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By /s/ Howard B. Burloff
Howard B. Surloff, Managing Director

APPENDIX A

The Sub-Advisor shall serve as investment sub-advisor for the Fund. The
Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):

 LARGECAP BLEND FUND I
Sub-Advisor's Fee as a Percentage of Average Daily Net Assets

First $500 million 0.15%
Next $1 billion 0.12%
Over $1.5 billion 0.10%

In calculating the fee for the  LargeCap Blend Fund I of Principal
Funds, Inc. on or after July 1, 2004, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the  LargeCap Blend Fund I, will be combined (together, the
"Aggregated Assets").  The fee charged for the assets in the  LargeCap
Blend Fund I shall be determined by calculating a fee on the value of the
Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the  LargeCap Blend Fund I and the denominator of which is the amount of the Aggregated Assets.

 MIDCAP VALUE FUND I
Sub-Advisor's Fee as a Percentage of Average Daily Net Assets

First $350 million..............................0.46%
Over $350 million..............................0.45%

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the
Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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